Exhibit 99.1

ENTREPRENEUR UNIVERSE BRIGHT GROUP Announces 2021 Q3 Financial Results

Xi’an, China, November 19, 2021 -- ENTREPRENEUR UNIVERSE BRIGHT GROUP (“EUBG” or the “Company”) (OTCBB: EUBG), a digital marketing consulting company, today announced its unaudited financial results for the third quarter ended September 30, 2021.

Mr. Guolin Tao, CEO of Entrepreneur Universe Bright Group commented, “During the third quarter, our business and operation continued suffering material negative impact by the outbreak of COVID-19 in China. We expect that our business operation will return to normal as COVID-19 pandemic has mostly been under control in China.”

“Both the new retail industry and the e-comm’s live streaming industries have experienced explosive growth, fueled by the development of the “key opinion leader” (KOL) economy. Facing the increasing demand for high-quality KOLs, we have hired more staff to handle our KOL Training Coordination business. Additional resources being deployed toward the platform continued out of our growth strategy. Entrepreneur Universe Bright Group rides on the right industry cycle and is confident that the Company’s long-term performance will benefit from the number of clients growth. We look forward to creating increasing value for shareholders and share its development with the wider capital market,” Mr. Tao added.

Third Quarter 2021 Unaudited Financial Results

	For the three months ended September 30,
	2021	2020
Revenue	1,622,471	3,249,303
Cost of revenue	(870,967)	(168,640)
Gross profit	751,504	3,080,663
Selling expenses	(54,921)	(58,988)
General and administrative expenses	(326,090)	(169,535)
Other income (expense), net	38,847	18,514
Income before income tax	409,340	2,870,654
Income tax expense	(201,789)	(941,026)
Net income	$207,551	1,929,628

●	Revenue decreased by 50.1% to $1.62 million, primarily due to the realignment of resources to focus on the KOL Training Coordination business and KOL training services.

●	Gross profit decreased by 75.6% to $751,504 and total gross margin was 46.3%.

●	Net income decreased by 89.2% to $207,551, mainly due to decline of revenue, combined with increase of general and administrative expenses.

Revenue and cost of revenue: During the three months ended September 30, 2021, we generated revenue of $1.62 million compared to $3.25 million for the three months ended September 30, 2020, representing a decrease of $1.63 million or 50.1% as compared with the last period. This decrease in revenue was due to the realignment of our resources to focus on our KOL Training Coordination business and KOL training services. In addition, due to preventive measures taken against COVID-19, certain consulting services were suspended from April 2021 to August 2021. We resumed these consulting businesses from August 2021 in order to maintain diversified services for our customers.

Cost of revenue was $870,967 for the three months ended September 30, 2021 compared to $168,640 for three months ended September 30, 2020. The increase of cost of revenue for the three months ended September 30, 2021 was mainly due to the increase of agency fees and IT expenses for our fixed-fee training services. For the three months ended September 30, 2020, the cost of revenue mainly represented staff costs for our consulting services.

Gross profit: We generated a gross profit of $751,504 and $3.08 million for the three months ended September 30, 2021 and 2020, respectively.

Selling expenses: During the three months ended September 30, 2021, we incurred $54,921 selling expenses compared to $58,988 for the three months ended September 30, 2020, representing a decrease of $4,067 or 6.9% as compared with the last period.

General and administrative expenses: During the three months ended September 30, 2021, we incurred $326,090 general and administrative expenses compared to $169,535 for the three months ended September 30, 2020, representing an increase of $156,555 or 92.3% as compared with the last period. Our general and administrative expenses consisted mainly of professional fees, consultancy fees, and payroll expenses.

Other income (expense), net: During the three months ended September 30, 2021, we generated net total other income of $38,847 compared to $18,514 for the three months ended September 30, 2020, representing an increase of $20,333 or 109.8% as compared with the last period.

Income tax expense: During the three months ended September 30, 2021, we incurred income tax expense of $201,789 compared to $941,026 for the three months ended September 30, 2020, representing a decrease of $739,237 or 78.6% as compared with the last period. The income tax expense consisted of income taxes charged in China and Hong Kong.

Net income. We generated a net income of $207,551 and $1.93 million for the three months ended September 30, 2021 and 2020, respectively.

Cash and cash equivalents. As of September 30, 2021 and December 31, 2020, $7.72 million and $3.85 million of the Company’s cash and cash equivalents, respectively were held at financial institutions and online payment platforms located in the PRC and Hong Kong that management believes to be of high credit quality.

Nine months ended September 30, 2021 Financial Results

	For the nine months ended September 30,
	2021	2020
Revenue	4,479,415	6,647,755
Cost of revenue	(1,289,739)	(406,397)
Gross profit	3,189,676	6,241,358
Selling expenses	(224,935)	(119,635)
General and administrative expenses	(905,391)	(554,674)
Other income (expense), net	108,941	47,328
Income before income tax	2,168,291	5,614,377
Income tax expense	(872,063)	(1,834,615)
Net income	$1,296,228	3,779,762

Revenue and cost of revenue: During the nine months ended September 30, 2021, we generated revenue of $4.48 million compared to $6.65 million for the nine months ended September 30, 2020, representing a decrease of $2.17 million or 32.6% as compared with the last period. This decrease in revenue was due to the realignment of our resources to focus on our KOL Training Coordination business and KOL training services. In addition, due to preventive measures taken against COVID-19, certain consulting services were suspended from April 2021 to August 2021. We resumed these consulting businesses from August 2021 in order to maintain diversified services for our customers.

Cost of revenue was $1.29 million for the nine months ended September 30, 2021 compared to $406,397 for nine months ended September 30, 2020. The increase of cost of revenue for the nine months ended September 30, 2021 was mainly due to the increase of agency fees and IT expenses for our fixed-fee training services. For the nine months ended September 30, 2020, the cost of revenue mainly represented the staff costs for our consulting services.

Gross profit: We generated a gross profit of $3.19 million and $6.24 million for the nine months ended September 30, 2021 and 2020, respectively.

Selling expenses: During the nine months ended September 30, 2021, we incurred $224,935 selling expenses compared to $119,635 for the nine months ended September 30, 2020, representing an increase of $105,300 or 88% as compared with the last period. The increase of selling expenses was mainly due to more staff costs incurred in marketing our KOL training coordination services for the nine months ended September 30, 2021.

General and administrative expenses: During the nine months ended September 30, 2021, we incurred $905,391 general and administrative expenses compared to $554,674 for the nine months ended September 30, 2020, representing an increase of $350,717, or 63.2%, as compared with the last period. Our general and administrative expenses consisted mainly of professional fees, payroll expenses and consultancy fees.

Other income (expense), net: During the nine months ended September 30, 2021, we generated net other income of $108,941 compared to $47,328 for the nine months ended September 30, 2020, representing an increase of $61,613 or 130.2% as compared with the last period.

Income tax expense: During the nine months ended September 30, 2021, we incurred income tax expense of $872,063 compared to $1,834,615 for the nine months ended September 30, 2020, representing a decrease of $962,552 or 52.5% as compared with the last period. The income tax expense consisted of income taxes charged in China and Hong Kong.

Net income: As a result of the above, we generated a net income of $1.30 million and $3.78 million for the nine months ended September 30, 2021 and 2020, respectively.

About ENTREPRENEUR UNIVERSE BRIGHT GROUP

ENTREPRENEUR UNIVERSE BRIGHT GROUP is a digital marketing consultation company with its main operation in China, providing marketing consulting services to Chinese start-up companies. The company provides consulting services, sourcing and marketing services, KOL training coordination business and KOL training services in China through its PRC subsidiary with support from its HK subsidiary. Its PRC subsidiary provides services aimed at connecting businesses with e-commerce platforms.  The integrated service platform focuses on strategic marketing and consulting. The company’s mission is to help start-up companies and small-size companies and guide these companies’ founders in utilizing the company’s digital marketing consulting plan to reach their business goals. For more information about the Company, please visit: http://www.eubggroup.com/.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.  Specifically, the Company’s statements regarding trading on the OTC Pink market and closing the initial public offering are forward-looking statements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following:  the Company’s goals and strategies; the Company’s future business development; financial condition and results of operations; product and service demand and acceptance; reputation and brand; the impact of competition and pricing; changes in technology; government regulations; fluctuations in general economic and business conditions in China and assumptions underlying or related to any of the foregoing and other risks contained in reports filed by the Company with the SEC.  For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

For more information, please contact:

The Company:

Jianyong Li

Email: lijianyong@eubggroup.com

Phone: +86-(029) 86100263

Investor Relations:

Janice Wang
EverGreen Consulting Inc.
Email: IR@changqingconsulting.com

Phone: +1-908-510-2351 (from U.S.)

+86 13811768559 (from China)

ENTREPRENEUR UNIVERSE BRIGHT GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2021 AND DECEMBER 31, 2020

(In U.S. dollars)

	SEPTEMBER 30, 2021	DECEMBER 31, 2020
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,723,941	$3,846,470
Debt products	-	3,058,041
Accounts receivable	108,596	202,183
Other receivables and prepayments	230,680	50,306
Loan to a related company	-	186,796
Total current assets	8,063,217	7,343,796

NON-CURRENT ASSETS
Plant and equipment, net	298,309	355,609
Operating lease right-of-use assets, net	158,149	25,615
Total non-current assets	456,458	381,224

TOTAL ASSETS	$8,519,675	$7,725,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$431,946	$-
Other payables and accrued liabilities	337,356	618,508
Contract liabilities	4,160	-
Receipt in advance	16,596	50,369
Operating lease liabilities, current	59,254	29,933
Tax payables	156,005	595,338
Amount due to a shareholder	53,000	53,000
Amount due to a director	118,449	51,309
Borrowings	-	128,996
Total current liabilities	1,176,766	1,527,453

NON-CURRENT LIABILITY
Deferred tax liabilities	313,730	626,546
Operating lease liabilities, non-current	98,894	-
Total non-current liabilities	412,624	626,546

TOTAL LIABILITIES	1,589,390	2,153,999

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share, 1,100,000 shares authorized, Nil (December 31, 2020: Nil) shares issued and outstanding as of September 30, 2021	-	-
Common stock, par value $0.0001 per share; 1,800,000,000 shares authorized, 1,701,181,423 (December 31, 2020: 1,701,181,423) shares issued and outstanding as of September 30, 2021	170,118	170,118
Additional paid-in capital	6,453,048	6,453,048
Statutory reserves	65,911	65,911
Accumulated deficit	(147,575)	(1,443,803)
Accumulated other comprehensive income losses	388,783	325,747
Total stockholders’ equity	6,930,285	5,571,021
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,519,675	$7,725,020

ENTREPRENEUR UNIVERSE BRIGHT GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 AND 2020 (UNAUDITED)

(In U.S. dollars, except for number of shares)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenue	1,622,471	3,249,303	$4,479,415	$6,647,755
Cost of revenue	(870,967)	(168,640)	(1,289,739)	(406,397)
Gross profit	751,504	3,080,663	3,189,676	6,241,358
Selling expenses	(54,921)	(58,988)	(224,935)	(119,635)
General and administrative expenses	(326,090)	(169,535)	(905,391)	(554,674)
Profit from operations	370,493	2,852,140	2,059,350	5,567,049
Other income (expenses):
Interest income	15,934	12,512	66,213	19,858
Exchange gain (loss)	8,957	(159)	(3,088)	(321)
Sundry income	13,956	6,161	45,816	27,791
Total other income, net	38,847	18,514	108,941	47,328
Income before income tax	409,340	2,870,654	2,168,291	5,614,377
Income tax expense	(201,789)	(941,026)	(872,063)	(1,834,615)
Net income	$207,551	1,929,628	$1,296,228	$3,779,762
Other comprehensive income (loss)
Foreign currency translation adjustment	(2,946)	106,621	63,036	93,201
Total comprehensive income	$204,605	2,036,249	$1,359,264	$3,872,963

Net income per share - Basic and diluted	$0.00 *	0.00 *	$0.00 *	$0.00 *
Weighted average number of common shares outstanding
- Basic and Diluted	1,701,181,423	1,701,181,423	1,701,181,423	1,701,181,423

*	Less than $0.01 per share

5